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                                                                Exhibit (h)(20)

April 12, 2007

Barclays Global Investors Funds
Master Investment Portfolio
45 Fremont Street
San Francisco, California 94105

Expense Undertaking

Ladies and Gentlemen:

Reference is made to the Administration Agreement between Barclays Global Investors Funds ("BGIF") and Barclays Global Investors, N.A. ("BGI") (the "BGIF Administration Agreement") and the Administration Agreement between Master Investment Portfolio ("MIP") and BGI (the "MIP Administration Agreement"), pursuant to which BGI serves as Administrator for BGIF and MIP. In addition, Barclays Global Fund Advisors ("BGFA") and MIP, on behalf of the series of MIP, are parties to investment advisory agreements (the "Advisory Agreements"), pursuant to which BGFA provides investment advisory services to such series and receives compensation for such services at the rates set forth in the Advisory Agreements (each, an "Advisory Fee").

Under the Administration Agreements, BGI is not required to bear the cost of
(1) the compensation of the Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended) of MIP or BGIF ("Independent Trustees"), (2) travel expenses of the Independent Trustees in connection with their attendance at board and other meetings relating to MIP or BGIF, as applicable, (3) fees and expenses of legal counsel for the Independent Trustees, and (4) fees and expenses of the independent auditors of BGIF and MIP (collectively, the "Independent Expenses").

Notwithstanding the BGIF Administration Agreement, BGI hereby agrees to reimburse, or provide an offsetting credit against fees it is entitled to receive from, BGIF in an amount equal to the Independent Expenses.

Notwithstanding the MIP Administration Agreement, for those series of MIP that pay an administration fee to BGI under the MIP Administration Agreement, BGI hereby agrees to reimburse, or provide an offsetting credit against fees it is entitled to receive from, those series of MIP in an amount equal to the Independent Expenses allocable to those series.

In addition, for those series of MIP that do not pay an administration fee to BGI under the MIP Administration Agreement, BGFA agrees to cap the expenses of such series at the rate at which those series of MIP pay an Advisory Fee to BGFA.

This letter is effective as of January 1, 2007 and shall remain in effect until April 30, 2009, unless earlier terminated by the written agreement of (a) MIP and BGFA with

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respect to MIP's Independent Expenses or (b) BGIF and BGI with respect to
BGIF's Independent Expenses.

Sincerely,

BARCLAYS GLOBAL INVESTORS, N.A.

By:    /s/ Raymund Santiago
       -------------------------
Name:  Raymund Santiago
Title: Principal

By:    /s/ Geoffrey Flynn
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Name:  Geoffrey Flynn
Title: Managing Director

BARCLAYS GLOBAL FUND ADVISORS

By:    /s/ Michael Latham
       -------------------------
Name:  Michael Latham
Title: Managing Director

By:    /s/ Steven Wong
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Name:  Steven Wong
Title: Principal